SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is made as of August 9, 2006, by and between Carsunlimited.com, Inc., a Nevada corporation (the "Company"), and Mellon HBV Master U.S. Event Driven Fund, L.P. and Mellon HBV Master Global Event Driven Fund, L.P. (each an "Investor" and collectively, the "Investors").

WITNESSETH:

WHEREAS, in order to provide funding for working capital, capital expenditures, mandatory debt repayment and general corporate purposes for the Company in conjunction with the reverse triangular merger (the “Merger”) of the Company, Pump Acquisition Corp., a wholly owned Company subsidiary Nevada corporation (“Pump”), and Innopump, Inc., a Nevada corporation ("Innopump") pursuant to the Merger Agreement among those parties, in the form attached as Exhibit A (the "Merger Agreement"), the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, (a) 10% senior secured redeemable convertible promissory notes in the aggregate principal amount of $7,500,000 (the "Notes"), in the form attached as Exhibit B hereto, and (b) warrants (the “Warrants”), in the form attached as Exhibit C hereto, to purchase that number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) specified in the Warrant(s) on the terms and conditions set forth in the Warrants, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Purchase and Sale of Notes and Warrants

1.1.
Issuance and Sale of Notes and Warrants. Subject to the terms and conditions of this Agreement, each of the Investors agrees to purchase at the Closing (as hereafter defined), and the Company agrees to issue and sell to each of the Investors at the Closing, the amount of Notes and the Warrants forth opposite such Investor’s name on the Signature Page hereto for an aggregate purchase price of Seven Million-Five-Hundred-Thousand ($7,500,000) Dollars (the "Purchase Price").

1.2.	Closing.

1.2.1.
The closing of the purchase and sale of $7,500,000 principal amount of Notes and Warrants under this Agreement (the "Closing") shall be held at the offices of Beckman, Lieberman & Barandes, LLP, 116 John Street, 13th Floor, New York, New York (or remotely via the exchange of documents and signatures), on August [9], 2006 (the date of the Closing is hereinafter referred to as the "Closing Date"). Prior to the Closing, the Company shall transmit to each Investor a copy of the final form of the Merger Agreement.

1.2.2.
At the Closing, the Company shall deliver to the Investors, the Notes and related Warrants against payment of the Purchase Price to the Company along with the Registration Rights Agreement (the "Registration Rights Agreement") in the form attached as Exhibit D hereto and the Security Agreement (the “Security Agreement”) in the form attached as Exhibit E hereto.

1.3.
The Notes. The Notes shall mature in thirty (30) months from the date of the Notes, shall bear interest at the rate of ten per cent (10%) per annum and shall be senior in priority to all other indebtedness of the Company, hereafter issued or now outstanding with the exception of Permissible Parity Indebtedness (as defined in the Notes).

1.4.
Security Interest. Payment of, and obligations under, the Notes shall be secured by a fully perfected first priority liens and security interests in substantially all present and future general intangibles, including copyrights, patents, trademarks, tradenames, trade secrets and other intellectual property, and all present and future license and other contract rights related thereto, and all tangible real and personal property and assets of the Company and the Guarantors (as hereinafter defined), including accounts receivable and other rights to payment, inventory, owned and leased real estate, fixtures, machinery and equipment, deposit, securities and commodities accounts, tax refunds and cash exclusive of Permitted Liens (as defined in the Notes). All such collateral shall be free and clear of liens, claims, and encumbrances other than those in favor of the Investors and Permitted Liens.

1.5.
Guarantors. Payment of, and obligations under, the Notes will be unconditionally, irrevocably and absolutely guaranteed by all present and future (i) United States subsidiaries (direct or indirect) of the Company, (ii) Innopump (as the corporation surviving the Merger), and (iii) subject to applicable foreign law, all non-United States subsidiaries (direct or indirect) of the Company.

1.6.
Registration Rights Agreement. The Registration Rights Agreement will provide that within ninety (90) days following the date of Closing the Company shall register with the Securities and Exchange Commission (“SEC”) all Registrable Shares, as such term is defined in the Registration Rights Agreement. In addition, the Company will have an obligation to respond to any SEC inquiries within ten (10) business days (subject to extension for delivery by auditors for the Company of materials, information or other responses required to so respond) and the Registration Statement must be declared effective at the earlier of: (i) 180 days from the date of Closing of the transaction or (ii) 30 days after receiving a no-review status from the SEC. In the event the registration statement has not been declared effective within 180 days after the date of the Closing, the Company will issue to the Investors warrants equal to 2% of the number of shares of Common Stock issuable to each Investor upon exercise of its Warrant for each 30 day period thereafter.

2.
Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors, as of the date of the Closing except as set forth on a Schedule of Exceptions to Representations and Warranties attached hereto as Exhibit F (the "Schedule of Exceptions"), the following:

2.1.
Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity except as disclosed in the SEC Reports (as hereinafter defined) (each, a "Subsidiary" and collectively, the "Subsidiaries"). Unless the context requires otherwise, all references herein to the "Company" shall refer to the Company and its Subsidiaries. The Company is not a party to any joint venture, partnership or similar arrangement.

2.2.
Organization. Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to carry on its business as now conducted. The Subsidiaries are duly organized in their respective jurisdictions of organization, validly existing and in good standing in such respective jurisdictions and each has the power and authority to carry on its respective business as now conducted. The Company and the Subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect (as hereinafter defined) on the Company's business or properties.

2.3.
Capitalization and Voting Rights. The number of authorized, issued and outstanding capital stock of the Company as of the date hereof is, and as of the Closing Date immediately prior to the Merger will be, set forth in Exhibit G-1. All of the outstanding capital stock of the Company has been duly authorized and is validly issued, fully paid and nonassessable. All capital stock of the Company has been issued in compliance with all applicable federal and state securities laws. Except as disclosed in Exhibit G-1, no securities of the Company or any Subsidiary are entitled to preemptive or similar rights, nor is any holder of securities of the Company or any Subsidiary entitled to preemptive or similar rights arising out of any agreement or understanding with the Company or any Subsidiary by virtue of any of the Transaction Documents (defined hereinafter). Except as disclosed in Exhibit G-1, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, except as a result of the purchase and sale of the Securities, or rights or obligations convertible into or exchangeable for, or giving any Person (as defined below) any right to subscribe for or acquire, any shares of capital stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of capital stock, or securities or rights convertible or exchangeable into shares of capital stock. On a pro-forma and fully diluted basis, giving effect to the Merger and the issuance of the Notes and the Warrants hereunder, the number of authorized, issued and outstanding shares of capital stock of the Company will be as set forth in Exhibit G-2.

2.4.
Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, and delivery of this Agreement, the Notes, the Warrants, the Registration Rights Agreement and the Security Agreement (collectively, the "Transaction Documents"), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance), and delivery of the Notes and Warrants and the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants (collectively, the "Securities"), has been taken or will be taken prior to the Closing, and the Transaction Documents constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Transaction Documents may be limited by applicable federal or state laws.

2.5.
Valid Issuance of Notes, Warrants and Common Stock. The Notes and Warrants being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms hereof for the consideration provided for herein, will be duly and validly issued, fully paid and non-assessable and, based in part upon the representations of the Investors in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Notes and exercise of the Warrants has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Notes and the Warrants and payment of the conversion price as required by the Notes and payment of the exercise price as required by the Warrants, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of the Notes and Warrants hereunder.

2.6.
Filings, Consents and Approvals. Except as set forth on Exhibit H neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than filings to comply with requirements under the Securities Act of 1933, as amended (the "Act"), and applicable Blue Sky filings and (ii) in all other cases where the failure to obtain such consent, waiver, authorization or order, or to give such notice or make such filing or registration could not have or result in, individually or in the aggregate, a material adverse effect on the results of operations, business, assets, properties, prospects or financial condition of the Company and its Subsidiaries taken as a whole ("Material Adverse Effect").

2.7.
Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of the Company, currently threatened against the Company which questions the validity of the Transaction Documents, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any Material Adverse Effect, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, pending or threatened (or any basis therefor known to the Company), involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.

2.8.
Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws, as amended, or of any instrument, judgment, order, writ, decree, mortgage, indenture, lease, license or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal, state, or local statute, rule, or regulation applicable to the Company, except as would not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or an event which results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties, except as would not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect.

2.9.
Permits. The Company has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.10.
Compliance with Laws. The conduct of business by the Company and each Subsidiary as presently and proposed to be conducted is not subject to continuing oversight, supervision, regulation or examination by any governmental official or body of the United States or any other jurisdiction wherein the Company or any Subsidiary conducts or proposes to conduct such business, except such regulation as is applicable to commercial enterprises generally. Neither the Company nor any of the Subsidiaries has received any notice of any violation of or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection occupational safety and health, federal securities laws, equal employment opportunity, consumer protection, credit reporting, "truth-in-lending", and warranties and trade practices) applicable to its business or to the business of any Subsidiary, the violation of; or noncompliance with, which would have a Material Adverse Effect, and the Company knows of no facts or set of circumstances which would give rise to such a notice.

2.11.
Brokers. Except as set forth in Section 8.7, no broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission is payable by the Company in connection with the transactions contemplated by this Agreement.

2.12.
No Adverse Effects. Except as disclosed on Schedule Section 2.12 hereto, since March 31, 2006, (i) the business of the Company has been conducted only in the ordinary course; (ii) there has been no change that individually or in the aggregate, has had a Material Adverse Effect on the Company; and (iii) there has been no damage, destruction or loss or, to the knowledge of the Company, other occurrence or development, whether or not Insured against, which, either singly or in the aggregate, constitute a Material Adverse Effect, and the Company has no knowledge of any threatened occurrence or development which would constitute a Material Adverse Effect.

2.13.
Taxes. True and correct copies of the Company’s federal and state income tax returns for the years ended December 31, 2004 and December 31, 2005 have been delivered to the Investors. All tax returns (including information returns) required by any jurisdiction to have been filed as of the date of this Agreement by or with respect to the Company have been timely filed, except for returns with respect to which extensions have been granted, and each such return is true, correct and complete in all material respects.

2.13.1.
All material liabilities of the Company to any jurisdiction for taxes of every kind and nature, including interest thereon and penalties with respect thereto (collectively “Taxes”) relating to any period prior to March 31, 2006 have been timely paid or are accrued and provided for in the Company Financial Statements as of March 31, 2006. Any liability for Taxes incurred by the Company since March 31, 2006 was incurred in the ordinary course of business.

2.13.2.
The Company is not required to file any foreign income tax returns. The state income tax returns of the Company have not been audited by the appropriate taxing authorities within the past five (5) years. To the Company’s knowledge, neither the Internal Revenue Service nor any state, local or other taxing authority has proposed any additional Taxes, interest or penalties with respect to the Company or any of its operations or business; there are no pending or, to the Company’s knowledge, threatened tax claims or assessments; and there are no pending or, to the Company’s knowledge, threatened tax examinations by any taxing authorities.

2.13.3.	The Company has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the income tax returns for any fiscal year.

2.14.
Title to Property. The Company has valid title to the personal property set forth on Schedule Section 2.14, free and clear of all liens, claims, charges, security interests and encumbrances other than Permitted Liens (as defined in the Security Agreement). Such assets are (i) sufficient and adequate for the Company to carry on its business as presently conducted; and (ii) are in reasonably good condition and repair, normal wear and tear excepted. The Company does not own any real property.

2.15.
Intellectual Property. Schedule Section 2.15 hereto sets forth a true and complete list of all (i) trademarks, service marks and tradenames, and the federal, state and foreign registrations and applications thereof (“Trademarks”), (ii) patents and patent applications and extensions and renewals thereof (“Patent Rights”), (iii) registered copyrights and copyright applications and renewals thereof (“Copyrights”), and (iv) licenses held with respect to any trademark, service mark, trade name, patent or copyright (other than shrink-wrap licenses relating to generally available software) (“License Rights”) held by the Company. All Trademarks, Patent Rights, Copyrights, License Rights and Trade Secrets (“Intellectual Property”) of the Company that are owned by the Company are owned free and clear of any and all licenses, liens, claims, security interests, charges or other encumbrances or restrictions of any kind, except as reflected on Schedule Section 2.15 and no licenses for the use of any of such rights have been granted by the Company to any third parties. All of such rights are valid, enforceable and in good standing and are reasonably sufficient and appropriate for the conduct of the business of the Company as currently and proposed to be conducted. To the Company’s knowledge, the operation of the Company does not infringe in any way on or conflict with any registered or unregistered patent, trademark, trade name, copyright, trade secret, contract, license or other right, of any person, and the Company does not license any such right from others except as set forth on Schedule Section 2.15. No claim is pending or, to the knowledge of the Company, threatened or has been made within the past five years, to the effect that any such infringement or conflict has occurred. No other Intellectual Property, other than Intellectual Property owned or licensed by the Company, is required by it for its business as conducted prior to the date hereof. The Company has no knowledge of any infringement by any third parties upon any of the Intellectual Property of the Company.

2.16.	Benefit Plans.

2.16.1.
The Company does not maintain or contribute to, and has not previously maintained or contributed to, an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company does not currently contribute to, and has not previously contributed to, any multiemployer plan (as defined in Section 3(37) of ERISA).

2.16.2.
Schedule Section 2.16.2 sets forth a true and complete list of each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute on behalf of officers and employees of the Company (such employee welfare benefit plans being hereinafter collectively referred to as the “Company Welfare Benefit Plans“). With respect to each Company Welfare Benefit Plan, all contributions or premiums due by the Closing Date have been paid. Each Company Welfare Benefit Plan has been administered to date in compliance with the requirements of ERISA and all other applicable laws, and all reports, if any, required by any government agency with respect to each Welfare Benefit Plan have been timely filed. There are no actions, suits or claims (other than routine claims for benefits) pending or which could reasonably be expected to be asserted against the Company in connection with any Welfare Benefit Plan, and there are no civil or criminal actions pending or, to the knowledge of the Company, threatened against the Company with respect to any such Welfare Benefit Plan.

2.16.3.
Schedule Section 2.16.3 lists each deferred compensation plan, bonus plan, employee stock purchase plan, stock option plan and any other “employee benefit plan” (as defined in Section 3(2) of ERISA), agreement, arrangement or commitment not required under a previous subsection to be listed on Schedule 2.16.3 or maintained by the Company with respect to the compensation of any of the Company’s employees.

2.17.	No Soliciatation. Other than from the Investors, the Company has not directly or indirectly solicited the purchase or sale of the Notes and the Warrants.

2.18.	No Shareholder Rights Plan. The Company has not adopted a shareholder rights plan or “poison pill” or any similar arrangement that limits the voting rights of its stockholders.

2.19.
Disclosure. This Agreement, the Notes, the Warrants and any other statements or certificates made or delivered in connection herewith or therewith, when taken together with the Disclosure Materials (as defined below), do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

2.20.
SEC Reports: Financial Statements. The Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d)1 thereof; for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Reports" and, together with the Schedule of Exceptions to this Agreement, the "Disclosure Materials") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Company is a party or to which the property or assets of the Company are subject have been filed as exhibits to the SEC Reports to the extent required. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Additionally, since the adoption of the Sarbanes-Oxley Act of 2002 (the "New Act"), the Company has complied in all material respects with the laws, rules and regulations applicable to the Company under the New Act.

3.	Representations and Warranties of the Investors. Each of the Investors, severally and not jointly, hereby represents and warrants that:

3.1.
Authorization. The Transaction Documents constitute valid and legally binding obligations of such Investor enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2.
Purchase Entirely for Own Account. The Note and Warrant to be purchased by such Investor and the Common Stock issuable upon conversion of the Note and exercise of the Warrant will be acquired for investment for such Investor's own account and not with a view to the resale or distribution of any part thereof. Each Investor represents that it has full power and authority to enter into this Agreement.

3.3.
Disclosure of Information. Such Investor acknowledges that it has received all the information that it has requested relating to the Company and the purchase of the Notes and Warrants, has had an opportunity to review and question the Company in connection with all public filings of the Company under applicable state and federal rules and regulations, or as required by the SEC or state regulatory agencies and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and Warrants. Such Investor further represents that it has reviewed the Merger Agreement and other information regarding the business of Innopump, and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Merger and business of Innopump. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of any Investor to rely thereon.

3.4.	Accredited Investor. Such Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D of the SEC, as presently in effect.

3.5.
Restricted Securities. Such Investor understands that the Notes and Warrants, and the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants, that are being purchased are characterized as “restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

3.6.	Legends. It is understood that the certificates evidencing the Notes and the Warrants (and the Common Stock issuable upon conversion and exercise thereof) may bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT."

3.7.
Agent Appointment. (a) At the Closing, the Note Requisite Holders (as hereinafter defined and for these purposes, as existing on such date) may at its sole discretion appoint an agent ("Agent") pursuant to the Notes. In such capacity, Agent shall only be obligated to take action and shall act as directed by the Note Requisite Holders; neither Agent nor any of its officers, directors, managers, members, employees or affiliates shall be responsible to Investors for any losses that any of such Investors may incur hereunder. The Agent shall be entitled to conclusively rely on any such direction or consent from the Note Requisite Holders. In addition, the Agent may act in reliance upon any signature believed by it to be genuine, and may assume that any person who has been designated by the Investors to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions.

3.7.1.
Each Investor hereby confirms that Agent if appointed shall act as its security agent (the "Security Agent") under the Security Agreement with respect to the Collateral (as defined in the Security Agreement), to take all actions as contemplated in such capacity in the Security Agreement and to be entitled to the benefits of the provisions of the Security Agreement. Each Investor acknowledges that actions by the Security Agent under the Security Agreement shall be authorized by the Note Requisite Holders.

3.7.2.
Agent may resign as Agent or Security Agent at any time by giving written notice ("Notice") to the Company and the Investors, which resignation shall be effective 30 days from the date of the Notice ("Effective Resignation Date"). Upon the earlier of (i) the Effective Resignation Date or (ii) the appointment of a successor Agent or Security Agent by the Note Requisite Holders, Agent shall have no further obligations hereunder or pursuant to the applicable agreements. In the event a successor Agent is not appointed by the Note Requisite Holders on or before the Effective Resignation Date, then Agent shall have the right to deliver any Collateral held by it with a clerk of a court of competent jurisdiction or a third party escrow provider pending the appointment of a successor Agent by the Note Requisite Holders.

3.7.3.	For purposes hereof, "Note Requisite Holder(s)" shall mean holders of Notes representing at least 51% of the aggregate amount of principal and accrued interest then outstanding under such Notes.

3.7.4.
Agent's capacity as Agent and Security Agent, the Company and the Investors each agree to indemnify and hold the Agent harmless from and against any and all expenses (including counsel fees), liabilities, claims, damages, actions, suits or other charges incurred by or assessed against the Agent for anything done or omitted by them in the performance of their duties, except upon final judicial determination of gross negligence or willful misconduct on the part of the Agent.

3.8.
Investor Questionnaire. If requested by the Company, the Investor covenants to execute and deliver to the Company prior to, at or promptly following the Closing an investor questionnaire supplied by the Company.

4.
Conditions of the Investors' Obligations at Closing. The obligations of the Investors under subsection 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions or the waiver of one or more conditions by the Investors:

4.1.
Representations and Warranties. The representations and warranties of the Company contained in Section 2 hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2.
Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3.	Compliance Certificate. The President of the Company shall deliver to the Investors, at the Closing, a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4.
Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors and counsel to the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.5.
Secretary's Certificate. The Company shall have delivered to the Investors a certificate executed by the Secretary of the Company dated as of the Closing certifying the following matters: (a) the resolutions adopted by the Company's Board of Directors relating to the transactions contemplated by this Agreement; and (b) the Articles of Incorporation and Bylaws of the Company as amended and in effect on the date of Closing.

4.6.	Delivery of Notes and Warrants. The Company shall have delivered the Notes and Warrants to the Investors, as specified in Section 1.

4.7.
Ancillary Agreements. The Company and the Investors shall have entered into the Registration Rights Agreement and the Security Agreement. Innopump (as the corporation surviving the Merger) shall have delivered to the Investors a guaranty of the Notes substantially in the form attached hereto as Exhibit I, and a Security Agreement (the Registration Rights Agreement, the Security Agreement, the guaranty, and all the documents and instruments related thereto are hereinafter referred to as “Ancillary Agreements”.

4.8.
UCC Financing Statement. A uniform commercial code financing statement shall have been filed in the Office of the Secretary of State of Nevada with respect to the collateral set forth in the Security Agreement, and naming the Agent as the secured party.

4.9.	Opinion of Counsel. The Investors shall have received an opinion of counsel to the Company substantially in the form attached hereto as Exhibit J.

4.10.	Other Payments. Concurrent with the Closing, the Company shall pay the Investor Compensation and Indebtedness Repayments (as such terms are defined in Section 8.7 hereto).

4.11.	Current Filing Status. The Company, as of the Closing, shall be current in its filings pursuant to the Exchange Act.

4.12.	OTC Trading. Trading in the shares of the Company’s common stock on the OTC Bulletin Board shall not have been suspended.

4.13.	Auditor. As of the Closing, the Company shall have selected as its independent public accounting firm a firm reasonably acceptable to the Investors.

4.14.	Absence of Material Advance Effect. Since March 31, 2006, there shall not have occurred an event constituting a Material Adverse Effect.

4.15.
Lock-up Agreement. ODC Partners, LLC and certain shareholders of Innopump specified by the Investors shall have entered into a lock-up agreement with a term of thirty months reasonably acceptable to the Investors with regard to the shares acquired in the Merger, permitting however the restricted parties to transfer or dispose of such shares in accordance with Rule 144 or in a registration statement declared effective under the Act.

4.16.	Completion of Diligence. Completion of legal and financial due diligence to the satisfaction of each of the Investors, including disclosure of all pending material agreements and contracts

4.17.	Merger of Innopump. Concurrently with the Closing, the Company shall consummate the Merger of Innopump with Pump pursuant to the Merger Agreement.

5.
Conditions of the Company's Obligations at Closing. The obligations of the Company to the Investors under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors:

5.1.
Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2.	Payment of Purchase Price. The Investors shall have delivered the purchase price specified in Section 1.1.

5.3.	Ancillary Agreements. The Company, the Guarantors and the Investors shall have entered into the Ancillary Agreements.

5.4.	Investor Confirmations. Each Investor has delivered a Confirmation with respect to his investment.

6.
Indemnification. The Company agrees to indemnify and hold harmless each Investor, its affiliate and their respective general partners, employees, officers, directors, members, agents and other representatives (collectively, the "Indemnitees"), against any investigations, proceedings, claims or actions and for any expenses, damages, liabilities or losses (joint or several) arising out of such investigations, proceedings, claims or actions, to which the Indemnitees may become subject, whether under the act or any rules or regulations promulgated thereunder, the Exchange Act, or any rules or regulations promulgated thereunder, or any state law or regulation, or common law, that arise out of or are based upon any breach by the Company of any representation, warranty, agreement, obligation or covenant of the Company contained herein. The Company also agrees to reimburse the Indemnitees for any legal or other expenses reasonably incurred in connection with investigating or defending any such investigations, proceedings, claims or actions, as such expenses or other costs are incurred. Any indemnity obligation of the Company to an Investor pursuant to this Section 6 shall be limited to the net proceeds received from such Investor at Closing.

7.	Post-Closing Covenants.

7.1.
Board Rights. So long as any Notes remain outstanding, the holders of the Notes shall have the option to appoint one representative who shall receive notice of and be entitled to attend (without participation) all meetings of the Board of Directors of the Company. Prior to attending any board meeting, such representative shall have delivered to the Company a signed confidentiality and non disclosure agreement in a form reasonably acceptable to the Company. In place of the attendance option, the holders of the Notes shall have the option to designate one representative (reasonably acceptable to the Company) whom the Company shall appoint to the Board of Directors with such representative been designated as a management candidate in any succeeding election of directors.

7.2.
EBIDTA Shortfall Warrants. The Company covenants with the Investors that should it not meet the EBIDTA targets set forth in Schedule A annexed hereto, it shall issue to the holders of the Notes, in the manner specified in Schedule A and in proportion to the respective principal amount of Notes held by the holders, the number of common stock purchase warrants set forth in Schedule A (the “EBIDTA Shortfall Warrants”), which warrants, other than for the terms set forth in Schedule A, shall be in the same form as the Warrants issued pursuant to Section 1.1.

7.3.
Name Change and Trading Symbol. Within fourteen (14) days following the Closing, the Company shall change its name and trading symbol to a name and symbol reasonably acceptable to the Note Requisite Holders, assuming availability of the name and symbol.

7.4.	Domicile in Delaware. Within forty five (45) days following the Closing, the Company (through a merger with a subsidiary) shall reincorporate in the State of Delaware.

7.5.
Reverse Stock Split. Within fourteen (14) days of the Closing, the Company shall effect a reverse-stock split on terms (range of 1 for 20 to 1 for 50) mutually agreeable to the Company and the Investors.

7.6.
Rights of First Refusal. Through the earlier of (i) September 29, 2009 or (ii) such date that the Investors, in their sole discretion, determine that a liquid market for the shares of the Company’s common stock has developed, the Company shall afford to the Investors a right of first refusal for future financings. The Investors shall have a period of ten (10) business days from the Investors receipt of a proposal to elect to exercise their right of first refusal.

7.7.
Use of Proceeds. The proceeds from the sale of the Notes shall be used by the Company to repay due and mandatory debt of Innopump outstanding immediately prior to the Merger and disclosed to the Investors prior to delivery of this Agreement, to fund the ongoing working capital needs of the Company and other business purposes as the Company may determine are appropriate. No part of the proceeds of the Notes will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying or extending credits for buying or carrying Margin Stock. “Margin Stock” means “margin stock” as used and defined in Regulation T, U or X of the Regulations of the Board of Governors of the Federal Reserve System.

7.8.
Notice of Defaults. So long as any of the Notes remain outstanding, the Company shall promptly give written notice to each Investor of the occurrence of any event which, alone or with notice, the passage of time or both, would constitute an Event of Default under the Notes. Each notice delivered hereunder shall be accompanied by a statement of Borrower setting forth in detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.9.	Auditor. Continue to engage an independent public accounting firm reasonably acceptable to the Investors.

8.	Miscellaneous.

8.1.
Survival of Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement for a period of 30 months following the Closing. The Investors are entitled to rely, and the parties hereby acknowledge that the Investors have so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Company contained herein, irrespective of any independent investigation made by Investors. The Company is entitled to rely, and the parties hereby acknowledge that the Company has so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Investors contained herein, irrespective of any independent investigation made by the Company.

8.2.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties, except that the Company shall not have the right to assign or otherwise transfer all or any part of its rights or obligations hereunder or any interest herein without the prior written consent of the Investors provided, however, that any Investor shall be permitted to assign its rights under this Agreement and the Ancillary Agreements to any affiliate of such Investor.

8.3.
Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York without regard to choice of law provisions thereof. The Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

8.4.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

8.5.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6.
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited, in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below or as subsequently modified by written notice. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

8.7.
Agency; Other Fees. Each party represents that it neither is nor will be obligated for any finders' or brokers' fee or commission in connection with this transaction; provided, however, that in the event the Closing is consummated, the Company shall pay to the Investors a closing fee of $22,500 and a deferred commitment fee of $22,500 for the Investors prior bridge financing to Innopump, and reimburse Investors for expenses up to $65,000 , including, without limitation, fees and disbursements of counsel, incurred by the Investors in connection with this transaction. In addition, in conjunction with the Closing, the Company shall repay all existing indebtedness of the Company for money borrowed, including the bridge financing to Innopump. Amounts payable as required repayments hereunder are referred herein as “Indebtedness Repayments.”

8.8.
Transaction Expenses: Enforcement of Transaction Documents. Subject to Section 8.7, the Company and each Investor shall pay their respective costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

8.9.
Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Note Requisite Holders. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, termination or waiver applies to all Investors in the same fashion and (b) Section 2, Section 3, Section 6, Section 8.1, and Section 8.9 may not be amended without the written consent of the Company and holders of at least 85 percent of the aggregate amount of principal and accrued interest then outstanding under the Notes. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver affected in accordance with this Section 8.9 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Notwithstanding the foregoing, each holder of a Note, in its sole and absolute discretion, may agree with the Company to extend the maturity date of the Note held by it.

8.10.	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.11.	Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

8.12.	Independent Nature of Investors' Obligations and Rights. The obligations of each Investor under this Agreement or any Transaction Document hereunder are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement or any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document.

Balance of Page Intentionally Left Blank
Signature Page Follows:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

Carsunlimited.com, Inc.

By:
Name:
Title: President and Chief Executive Officer

(Investors: To sign Financing Signature Page Annexed Hereto)

SIGNATURE PAGE

FINANCING SIGNATURE PAGE

By execution and delivery of this signature page, you are agreeing to become an Investor as defined in that certain Securities Purchase Agreement (the "Purchase Agreement") by and among Carsunlimited.com, Inc., a Nevada corporation (the "Company") and the Investors (as defined in the Purchase Agreement), dated August _, 2006, and acknowledges having read the representations in the Purchase Agreement section entitled "Representations and Warranties of the Investors," and hereby represents that the statements contained therein are complete and accurate with respect to the undersigned as an Investor. The undersigned further hereby agrees to be bound by the terms and conditions of the Purchase Agreement as an "Investor" hereunder and that execution by the Investor of this Financing Signature Page shall constitute an agreement to be bound by the terms and conditions of the Registration Rights Agreement, with the same effect as if such separate, but related agreement, was separately signed.

Lastly, the undersigned hereby acknowledges that the Note Requisite Holders may appoint an agent to act on its behalf as further described in Section 3.7 of the Purchase Agreement.

INVESTORS:

Mellon HBV Master U.S. Event Driven Fund, L.P.

By:
Name:	Principal Amount of Note Purchased: $ Warrants:
Title:	Address:
Date: _____________, 2006	Federal ID No.:

Mellon HBV Master Global Event Driven Fund, L.P.

By:
Name:	Principal Amount of Note Purchased: $ Warrants:
Title:	Address:
Date: _____________, 2006	Federal ID No.:

SIGNATURE PAGE

Schedule of Exhibits

Exhibit A	Form of Merger Agreement
Exhibit B	Form of Senior Secured Redeemable Convertible Note
Exhibit C	Form of Warrant
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Security Agreement
Exhibit F	Schedule of Exceptions
Exhibit G-1	Company Capitalization
Exhibit G-2	Proforma Capitalization
Exhibit H	Filings, Consents and Approvals
Exhibit I	Form of Guaranty
Exhibit J	Form of Opinion

SCHEDULE A

WARRANT PENALTY

3 Penalty Dates based on 12 month rolling EBITDA targets are established as follows (as per the model provided):

Months from Closing	Forecasted EBITDA	EBITDA Target
12	See attached annex	90% of Forecast
24	See attached annex	90% of Forecast
30	See attached annex	90% of Forecast

To the extent that the Company’s EBITDA falls short of the EBITDA Target for that period, a Penalty Warrant will be issued to purchase an additional amount of the Company’s common stock calculated as follows:

EBITDA Target - Actual EBITDA
Forecasted EBITDA    x Number of shares underlying convertible debt

Such calculation will be in the aggregate and not calculated discretely.

The Penalty Warrant(s) shall bear a strike price per share of the average closing price for 30 consecutive days following the Financial Reporting Date immediately following each EBITDA Target date for the Company’s Common Stock (as reported on Bloomberg).

The Penalty Warrant(s) shall not be exercisable until the maturity date of the Convertible Note (the “Maturity Date”) and will expire 3 years from Maturity Date.

The Penalty Warrant(s) are cancelable upon any of the following:

1	If the Company, exceeds any subsequent EBITDA Target by 10%;

2
After each period representative of the periods associated with the EBITDA Target dates, if the average closing price for 30 consecutive days following the EBITDA Target date for the Company’s Common Stock (as reported on Bloomberg) is at a price which is greater than a 50% annualized return of the conversion price and has minimum average trading volume for such period of $500,000/day, and there is a current registration statement then in effect in respect of such Common Stock, there shall be no Penalty Warrants issued.

3	The Holder of the Convertible Note has converted prior to the Maturity Date.